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                                                                   EXHIBIT 10.43


                         VESSEL CONSTRUCTION AGREEMENT.


HULL NAME:  "KING OF THE RED"
            -----------------

PRICE:  $19,O39,904
        -----------

DELIVERY DATE:   328 Days after Receipt of Down Payment
                 --------------------------------------


                                    CONTRACT.
                                    ---------


This Agreement entered into as of the_____ day of ________, 1997


                                    BETWEEN.
                                    --------

                             LEEVAC Shipyards. Inc.
                         (hereinafter called "BUILDER")


                                       AND
                                       ---


                            HORSESHOE ENTERTAINMENT.
                          (hereinafter called "OWNER").


                                   WITNESSETH:
                                   -----------

                               ARTICLE I - SCOPE.
                               ------------------

A. For the price and sum of Nineteen Million, Thirty-Nine Thousand, Nine Hundred Four Dollars U.S. currency ($19,039,904) BUILDER agrees, at its own risk and expense, subject to and as qualified by, the other terms and conditions of this Agreement. complete and deliver to OWNER, afloat at delivery point determined by Article II-C below, on or before above Delivery Date, time being of the essence, as hereinafter provided one riverboat casino (hereinafter called the "Vessel") constructed, outfitted and tested in accordance with the attached Specifications and Contract Drawings labeled as follows:


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                                 Specifications.

                                "KING OF THE RED"

                         Rodney E. Lay Associates, Inc.

                                  Project 3169

                          January 15, 1997, Revision 1
                   Including Addendum 1 dated January 28, 1997

                         Booklet of Gingerbread Details
                                3169-F50 (Rev O)

                                 January 2, 1997

                                Contract Drawings
                       Per Page 5 and 6 of Specifications

                                   References.

           A. Letter to Horseshoe with Bid form dated February 3, 1997
            B. Letter to Horseshoe dated February 12, 1997 with price
                  Revisions and Deletions to Specifications and
                                Contract Drawings
             C. "KING Of THE RED" construction organization updated
                                 4 January 1997

The Specifications. Contract Drawings and References have been identified by the signatures of the parties hereto and are hereby made a part of this Agreement.


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B.      OWNER agrees to furnish a suitable location for the construction of the
        Vessel, in accordance with Reference A, 6.4. BUILDER agrees to furnish all labor, tools, equipment, materials, services, and fees necessary for the construction and completion of said vessel, except as otherwise indicated herein or in said Specification or Contract Drawings.

C. BUILDER shall be responsible for the adequacy and accuracy of the Specifications and Contract Drawings with regard to compliance with any requirements or classifications mandated by USCG or any other governmental or regulatory body for the intended or actual use of the Vessel, in effect as of date of this Contract.

D. BUILDER will provide and/or install ready for use all parts, equipment and appurtenances shown in the Specifications and Contract Drawings (including OWNER Furnished items, except those Items to be installed by OWNER or its Subcontractors). BUILDER shall store, safe keep and handle OWNER'S equipment and supplies both prior to and after placement on board. BUILDER shall allow sufficient working area and time to allow the timely and safe installation of equipment and loading of supplies prior to Vessel's departure voyage to its final mooring area.

E. BUILDER will allow OWNER and/or its representatives at all reasonable times to examine the Vessel during construction.

F. BUILDER will provide OWNER with a production schedule updated every fifteen (15) days.

G. BUILDER will do all work hereunder in a good and workman-like manner in accordance with the Specification and Contract Drawings. All material and equipment shall be in accordance with the Specifications and Contract Drawings.


                             ARTICLE II - DELIVERY.

A. BUILDER agrees, subject to the other provisions of this Agreement, to complete and deliver said Vessel to aforesaid OWNER free and clear of all liens, claims and encumbrances, except such as OWNER or its subcontractors, their employees and/or agents and/or vendors


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        shall cause to be placed on the Vessel, and OWNER agrees to accept delivery upon completion of the Vessel at the agreed delivery point set forth in Article II-C below.

B. BUILDER agrees to deliver (in accordance with Reference A) the Vessel to OWNER (subject to the qualifications hereinafter stated), after satisfactory completion as per Specifications at OWNER's shipyard (herein referred to as Builder's Managed Shipyard) in accordance with the Specifications and Contract Drawings on or before the Delivery Date specified or such later date as may be required by reason of agreed changes in the Vessel or by reason of Force Majeure delays as that term is defined in Article V.

C. The Vessel after river trials, USCG approvals, delivery by OWNER of all protrusions above the 4th deck, and reinstallation of all protrusions above 4th deck, shall be inspected by OWNER safely afloat at Bossier City. BUILDER shall execute a "Certificate of Completion and Acceptance" in a form reasonably acceptable to OWNER at the time of delivery for such Vessel. A form of the unsigned "Certificate of Completion and Acceptance" is attached as Exhibit ___ to this Agreement.

D. In the event the contract work is not finished at the time BUILDER tenders the "Certificate of Completion and Acceptance", OWNER shall have the option, if it, in its sole discretion, deems the Vessel fit for service, to take Acceptance of the Vessel and treat all "unfinished work" as a Guarantee Defect as set forth in Article IX. In that event, Builder's Certificate of Completion and Acceptance shall specify all unfinished work. The parties shall agree as to the amount to be withheld from the Acceptance Payment and the Vessel shall be delivered to OWNER upon OWNER paying the undisputed amount to BUILDER and by withholding the amount for "unfinished work" until such time that BUILDER completes the "unfinished work" and OWNER accepts the "unfinished work" as complete. BUILDER shall invoice OWNER for completion of "unfinished work" and, provided the work meets the standards of Article II C. OWNER shall, within ten (10) days of receipt of Invoice, pay BUILDER. If OWNER does not exercise such option, BUILDER shell completely finish all contract work.


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E.      BUILDER shall furnish OWNER on delivery of the Vessel a Bill of Sale and
        Builder's Certificate together with whatever other documents may be required by law or by any other regulatory agency of the United States having jurisdiction in the premises in order for OWNER to document the Vessel; and will assist OWNER, or its agent, in acquiring all required information to enable OWNER to obtain all certificates necessary to operate the Vessel as intended. Any expense in connection with documentation or Certification of the Vessel shall be paid by BUILDER.


                           ARTICLE III - DOWN PAYMENT.

        Down Payment of 15% ($    ) shall be made upon Contract Signing.


                        ARTICLE IV - SUBSEQUENT PAYMENTS.

A. OWNER agrees to pay to BUILDER at address indicated on applicable BUILDER's invoice the following "Interim Installment Payments" for such
        Vessel:

                12.5% 30 days after receipt of Down Payment 12.5% 60 days after receipt of Down Payment 12.5% 90 days after receipt of Down Payment 12.5% 120 days after receipt of Down Payment 72.5% 150 days after receipt of Down Payment 12.5% 180 days after receipt of Down Payment

        All Change Order work to be paid monthly based on mutually agreed percent complete.

B. Upon completion of the Vessel by BUILDER and acceptance thereof by OWNER in accordance with the Agreement, OWNER agrees to pay the BUILDER at address indicated on applicable BUILDER's invoice the "Acceptance Payment" consisting of:

        1. The 10% balance due on Contract Price set out in Article 1-A above
        2.      Any applicable State or Local Sales and/or Use Taxes.
        3. Plus or less any changes in contract price resulting from agreed changes in the specifications and Contract Drawings in accordance with Article VII below not previously invoiced and/or paid.
        4. Less any liquidated damages for delay in accordance with Article VI below.

C. BUILDER will give OWNER notice of intended date of issuance of each "Interim Installment Payments" invoice not more than 10 nor less than 7 days before issuance. All


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        "Interim Installment Payments" and the "Acceptance Payment" will be due by wire transfer to First National Banker's Bank, Baton Rouge, LA #065403370, to credit: FNB, Crowley #065200515, and final credit: LEEVAC Shipyards, Inc. Acct. #0135942.

D. The "Interim Installment Payments" shall be payable within seven days after presentation of BUILDER's invoice and the "Acceptance Payment" shall be payable upon BUILDER'S lnvoice and the "Certificate of Completion and Acceptance" of said Vessel signed by BUILDER and OWNER.

E. The BUILDER shall furnish an invoice for each "Interim Installment Payment" which shall state (i) the month invoiced; (ii) that the contract work completed complies with the Contract Drawings and Specifications and this Agreement; and (iii) that there are no liens or claims upon said Vessel for labor, materials or equipment for said Vessel, except those created by the OWNER, its subcontractors, vendors, or employees. The Interim Installment Invoice shall be executed and certified by the President or Assistant Secretary/Treasurer of BUILDER. If BUILDER has any outstanding lien on Vessel, OWNER shall not be obligated to make payment until lien is resolved, unless such liens are held by the OWNER or its vendors.

F. The Certificate of Completion end Acceptance shall state (i) that the Vessel has been completed: (ii) that all trials and tests have been satisfactorily completed; (iii) that the Vessel complies with the Specifications and Contract Drawings and this Agreement, and is free from defects in materials and workmanship; (iv) that there are no liens or claims upon said Vessel for materials, equipment or labor for said Vessel, except those created or incurred by the OWNER, its subcontractors, vendors or employees.

G. The making of the Interim Installment Payments or Acceptance Payment with respect to the Vessel shall not stop the OWNER from thereafter asserting any right or remedy accruing to it because of the failure of the BUILDER to construct and deliver the completed Vessel in accordance with the terms thereof.


                      ARTICLE V - FORCE MAJEURE AND DELAYS.

A. All agreements of the BUILDER contained in this contract respecting the Date of Delivery of the Vessel shall be subject to extension by reason of "Force Majeure", which Term is


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        hereby declared to be any delay caused by fire, explosion, lightning, flood, windstorm, hurricane, tornado or extraordinary rains, earthquakes, act of war, strikes, or civil riot which prevent work for two (2) consecutive days and not caused, or contributed to, by BUILDER; and including non-delivery and/or late delivery of all OWNER furnished equipment subject to the further terms hereinafter set forth.

B. Delays in receiving supplies, materials and equipment shall not be considered Force Majeure unless (a) caused by strikes or Lockouts of workmen or (b) BUILDER establishes to the reasonable satisfaction of OWNER that (1) BUILDER timely ordered such supplies, materials and equipment and (2) BUILDER exercised due diligence to obtain delivery and
        (3) no other source of supply was reasonably available (relative price being a factor to be considered).

C. Delays caused by late receipt of OWNER furnished equipment shall not be considered Force Majeure unless BUILDER has notified OWNER in writing of date by which each such item of OWNER furnished equipment must be delivered to BUILDER's Managed Yard in time to allow OWNER by utmost diligence to cause timely delivery. BUILDER shall provide OWNER with a schedule indicating latest on-sight arrival date for each OWNER furnished component.

D. Failure of OWNER to remit Interim Payments, as per Article IV, D shall be considered a delay and the delivery date of the vessel shall be automatically extended by a period of time equal to total of said delay.

E. BUILDER shall have no responsibility for Force Majeure delays, other than to inform the OWNER in writing of the occurrence of a Force Majeure within three business days of its occurrence and to include with that notice (i) a description of the event and (ii) its expected duration. BUILDER shall inform OWNER of the end of a Force Majeure event within three business days of its cessation and include an estimate of the delay in Delivery Date, if any, caused by that event. Failing such notices, BUILDER shall not have the benefit of the Force Majeure clause for said event. The BUILDER shall maintain records of such delays and allow OWNER to inspect same upon request at all reasonable times. The Delivery Date for the Vessel shall automatically be extended by a period of time equal to the total of said delays (Extended Delivery Date) relating to the Vessel unless the OWNER, within


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        ten (10) days after receiving the aforesaid notice of a Force Majeure development, shall state its objections in writing to treating such development as a Force Majeure event, in which event the rights of both parties, with respect to treating such events as Force Majeure, shall be preserved.


                   ARTICLE VI - LIQUIDATED DAMAGES PROVISIONS.

A. All work on the Vessel contemplated hereunder shall be completed and delivery on the Vessel effected on or before the Delivery Date set forth on the first page of this Agreement or such extensions of time as are provided for herein. Both parties recognize that because during construction OWNER will make contracts depending upon the use of the Vessel and that delivery time is of the essence and that delivery delay will result in substantial damages not susceptible of accurate calculation. In the event the Vessel is not completed and delivered to the OWNER on the Delivery Date or Extended Delivery Date by the provisions of this Agreement, OWNER will deduct from Delivery Payment for the Vessel the sum of One Thousand Dollars and no cents U.S. Currency (US $5,000.00) per day for each day following the Delivery Date, or the Extended Delivery Date until the Vessel is actually completed and accepted by OWNER. This is in lieu of all other damages, direct or consequential, which may result to OWNER from delay.

B. In the event the parties are unable to agree on the above reduction of the Acceptance Payment, the Vessel shall nevertheless be accepted by OWNER upon OWNER paying the undisputed amount to BUILDER and by placing the disputed portion of the acceptance in a Certificate of Deposit with a bank or in prime grade commercial paper of BUILDER'S choice, withdrawable only upon signatures of both OWNER'S and BUILDER'S attorneys, interest to be accumulated and payable in proportion to the resolution of the dispute, and the certificate to be held by OWNER'S attorneys.


         ARTICLE VII - CHANGES IN SPECIFICATIONS AND CONTRACT DRAWINGS.

A. The right is reserved by OWNER to make any deductions for or additions or substitutions to the said Specifications and Contract Drawings on giving due notice in writing to BUILDER: the cost of any such changes to be added to or deducted from the Contract


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        price. If any such change will delay the completion of the work, BUILDER will be allowed additional time sufficient to cover such delay. The increased or reduced cost, or any additional time required, as aforesaid, shall be submitted to OWNER by BUILDER within 3 business days and shall be acted upon by OWNER in three (3) business days from receipt in writing before such change is made.

B. Cost of any change considered an addition or a deletion shall be "labor" and "materials" unless some other pricing has been previously agreed by BUILDER and OWNER. Cost of any change considered a substitution shall be difference between cost of addition and cost of deletion.

C.      For purposes of Article VII-B above, see Reference A, Section 3.0.

D. Changes required by USCG or any other regulatory body shall be subject to the same Change Order procedure, provided they are not based on laws, rules or regulations, in force prior to date of execution of this Agreement that were the responsibility of BUILDER.


                       ARTICLE VIII - RISKS AND INSURANCE.

A. All risks of damage to or destruction of the Vessel, all machinery, materials and equipment provided by BUILDER and all liability, to or for labor employed by the BUILDER and subcontracted effort arranged for by the BUILDER on or about the Vessel during construction and prior to delivery and acceptance, shall be the responsibility of the BUILDER. Pre-keel and full form Builder's Risk Insurance acceptable to OWNER (including loss or damage caused by strikes, locked-out workmen or persons taking part in labor disturbances or riots, or civil commotions, without deletions of protection and indemnity and collision clauses, and including risks of earthquakes, with endorsements attached covering losses or damage caused by vandalism and malicious mischief) will be maintained by BUILDER at BUILDER's expense. Such insurance shall cover the completed value of the Vessel and any agreed change orders. OWNER shall reimburse BUILDER for providing Builder's Risk Insurance for the term of the Contract per Article 11-0 by way of a Change Order to this Contract in accordance with Article VII. The agreed starting value and ending value of the Vessel shall be established by OWNER-BUILDER and BUILDER's subcontractors shall maintain Workmen's Compensation,


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        Longshoreman's and Harborworker's Compensation not less than minimum required by statute, and Public Liability Insurance of $10,000,000. BUILDER shall provide relevant copies of insurance policies prior to signing of this Agreement. OWNER or OWNER's subcontractors as the case may be, shall maintain workman's compensation, longshoreman's and harbor worker's compensation insurance not less than the minimum required by statute, and public liability insurance of $1,000,000. OWNER or OWNER's subcontractors (if any) shall provide relevant copies of insurance policies prior to commencing any work at BUILDER's Managed Shipyard or on Vessel.

B. The said Builder's Risk Insurance and Public Liability Insurance shall be taken out in the name of BUILDER, BUILDER's "subcontractors," OWNER and "Construction Financing Entity", and all casualty losses under such policies shall be payable to the BUILDER and OWNER and "Construction Financing Entity", as their interests may appear. The policy shall provide that there shall be no recourse against the OWNER for payment of premiums or other charges and shall further provide that at least thirty
        (30) days' prior written notice of any cancellation for the non-payment of premiums or other charges shall be given to the OWNER by the Insurance underwriters. The originals of all cover notes and policies shall be delivered to the BUILDER, with duplicates thereof to OWNER. Policies not in conformance herewith shall be conformed or surrendered and canceled upon direction of the OWNER and new policies procured in conformance herewith.

C. If, prior to Acceptance by OWNER, the Vessel, its machinery, equipment or material shall be damaged, such damage shall be repaired by the BUILDER or replacement shall be supplied by the BUILDER at its sole cost and expense except for OWNER furnished material and equipment not covered under Builder's Risk Insurance.

D. For actions prior to delivery and acceptance of the Vessel, the BUILDER shall at its own cost and expense indemnify, protect and defend the Vessel and the OWNER against any and all claims, suits, actions, maritime liens, and other liens and costs and expenses incident thereto (including reasonable attorney's fees and costs) arising from injury to, or death of BUILDER's employees, workmen, BUILDER's subcontractors, trespassers, licensees, invitees or all other persons; and, from property damage whether in, or on, or about the Vessel and the work to be performed hereunder due in whole or in part to the act, neglect,


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        or default of BUILDER or BUILDER's subcontractors or their agents or employees. It being expressly understood that the workmen other than compensated employees or subcontractors of OWNER, engaged upon the work on the Vessel, shall at all times be employees or subcontractors of the BUILDER and not of the OWNER.

E. For actions prior to delivery and acceptance of the Vessel, the OWNER shall at its own cost and expense indemnify, protect and defend the Vessel and the BUILDER against any and all claims and costs and expenses incident thereto (including reasonable attorney's fees and costs) arising from injury to, or death of OWNER's employees, or OWNER's subcontractors, or property damage whether in, or on, or about the Vessel and the work to be performed hereunder, due in whole or in part to the act, neglect, or default of the OWNER or OWNER's subcontractors or their employees or agents.

F. In the event there is an actual total loss of constructive total loss of the Vessel, this Contract shall be terminated upon receipt by OWNER and BUILDER, and "Construction Financing Entity" as interest may appear, of the proceeds of the insurance required pursuant to this Article VIII for such actual loss or constructive total loss, or if such actual total loss or constructive total loss shall occur through the operation of a risk not covered by insurance for which the BUILDER assumes the risk as herein set forth, upon receipt by OWNER of payment of the full amount as interest may appear.

G. For purposes of this Article VIII-F, it is agreed that "as interest may appear" shall be construed to mean that OWNER and "Construction Finance Entity" are entitled to refund of amounts paid by OWNER as Down Payment and Interim Installment Payments, and BUILDER for labor expanded and material/equipment purchased but not yet reimbursed.

H. OWNER shall also hold harmless BUILDER as pertains any loss of OWNER furnished equipment and material while in the care, custody and control of BUILDER or Subcontractor of BUILDER.


                             ARTICLE IX - GUARANTEE

A. The Vessel will be built in accordance with the Specifications, Contract Drawings and References in a good and workmanlike manner, free from defects in material and workmanship and BUILDER agrees at BUILDER'S expense including transporting labor


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        and supplies, to repair or replace any defects discovered within 365 days of delivery and acceptance excepting machinery and equipment manufactured by others and/or furnished by OWNER; however, BUILDER shall assign and subrogate to OWNER all warranties by said manufacturers and agrees to extend full cooperation to OWNER, as needed, to coordinate in enforcing such warranties. This is in lieu of all other expressed or implied warranties.

B. No warranty is made by BUILDER with respect to paint, regardless of whether procured by BUILDER, except that same will be applied neatly in accordance with the manufacturer's recommendations and in accordance with Specifications.

C. In the event of any defect covered by BUILDER'S guarantee, BUILDER will make repairs or replacements (at OWNERS's option) at the expense of BUILDER at OWNER's Bossier City site.

        1. OWNER shall give prompt notice and BUILDER shall have reasonable time and opportunity (seven days) under the circumstances, to inspect the Vessel before work is undertaken: and,
        2. BUILDER shall have the right, reasonable time, and opportunity, under the circumstances, to negotiate price with the shipyard or repairman; and,
        3. BUILDER's liability for repair or replacement costs shall not exceed the expense which BUILDER would have been incurred as determined using actual hours incurred and actual direct material costs incurred by the OWNER with the BUILDER's then current appropriate time and material rates applied. BUILDER, at its sole option and expense, may have a representative present during repairs.

D. BUILDER shall have no obligation under this guarantee unless such defect becomes manifest within 365 days after Acceptance of the Vessel and notice of claim is given within ten (10) days thereafter. The BUILDER shall not be liable for any consequential or incidental damage occasioned by any defect.

                               ARTICLE X - DEFAULT

A.      BUILDER shall be considered in default under this Agreement in the event
        (a) during a period of thirty (30) consecutive days (plus the number of days from the beginning of such period when work has been prevented by force majeure causes) no substantial progress has


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        been made in the construction of the Vessel: or (b) that Vessel has not been delivered within thirty-five (35) days after the later of the Delivery Date or Extended Delivery Date.

B. OWNER shall be considered in default under this Agreement if (a) after a period of 30 calendar days after receipt of an Interim Installment Payment, the BUILDER has not been paid, or (b) after 5 calendar days after Acceptance of Vessel, in accordance with Article VI-B, BUILDER has not paid.

C. For any such default and any other default, OWNER and/or BUILDER shall have all rights and remedies otherwise available to it, including specifically (but not by way of limitation) any rights to specific performance or mandatory injunction.

D. In the event that circumstances beyond the control of the OWNER occur that would cause the OWNER to not have use of the Vessel, the OWNER reserves the right to terminate this Agreement, understanding that all monies owed to the BUILDER including overhead and profit up to that point would become due and payable in full.


                 ARTICLE XI - ARBITRATION, JURISDICTION AND LAW

A. Any technical or design dispute or controversy arising under this Agreement shall be submitted to binding arbitration before a single arbitrator appointed jointly by the parties.
B. "Any other disputes or controversies shall be submitted to the United States District Court for the Western District of Louisiana (Shreveport) and BUILDER and OWNER each agree to submit to the jurisdiction of said Court upon the filing of a complaint by either and service by certified mail, return receipt to the other.
C. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, USA.


                       ARTICLE XII - AGREEMENT CONTROLLING

A. This Agreement, which includes the Contract Drawings and Specifications and References incorporated herein by reference, contains all the agreements between the BUILDER and the OWNER, and there are no promises or representations by either of them, other than those set forth herein. This Agreement shall not be altered or modified except by an agreement in writing signed by the parties hereto, and no officer, agent, or employee of


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        either the BUILDER or the OWNER shall have the power to waive any provisions hereof, unless such waiver be in writing and signed by a duly authorized representative of each of the parties hereto.

B. In the event of conflict between this Agreement and the Specifications as adjusted by References and/or the Contract Drawings as adjusted by References, this Agreement governs; and as between the Specifications and the Contract Drawings, the Specifications govern.


       ARTICLE XIII - INSPECTION, ACCESS, TESTS AND OFFICIAL CERTIFICATES

A. During construction, BUILDER shall provide OWNER, or its accredited representative, access to inspect the Vessel, material, workmanship, plans, tests and movements. OWNER shall provide a suitable office for OWNER'S representative and OWNER shall provide access to suitable facilities and conditions such as a telephone, fax, copy machine, heat and air conditioning. BUILDER will perform all of the tests and trials required of BUILDER in the contract documents. BUILDER will supply all fuel, lubricants and stores for all such tests and trials and will give OWNER at least three [3) business days notice of the date thereof. OWNER shall provide the Captain and Crew.

B. All of the workmanship and material required under this Agreement, while the same is in the process of fabrication, erection, construction, installation and performance, shall be inspected promptly by the OWNER and his agents and shall be accepted promptly in accordance with this Agreement and the Contract Drawings and Specifications and all References or rejected promptly in accordance therewith. Failure to object will not stop OWNER from later complaining if OWNER establishes that it used reasonable diligence, under the circumstances, to discover defects promptly. Where the term "promptly" is used, a "reasonable" standard shall be used.

C. OWNER shall have the right to appoint an "OWNER'S Representative" and OWNER shall inform BUILDER in writing as to the extent of authority OWNER has granted to said OWNER'S Representative. In the event of a "working conflict" between OWNER'S Representative and BUILDER, BUILDER shall promptly inform OWNER of the problem


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        and OWNER shall make a due diligence effort to promptly resolve the
        "working conflict" in a manner amenable to both parties.

D. BUILDER shall provide access to the Vessel while under construction to Inspectors from any Gaming Commission or any other public authority reasonably requested by OWNER.

E. BUILDER shall not allow access to the Vessel of the shipyard to any companies, representatives, employees (including Horseshoe employees), or visitors that are not specifically related to the construction of the Vessel of the project. All other persons are to receive written approval from the Horseshoe Vice President, Development prior to access to the Vessel.


                   ARTICLE XIV - ASSIGNMENT OF THE AGREEMENT.

A. This Agreement shall inure to the benefit of the BUILDER and OWNER and their successors and assigns and shall be binding upon the BUILDER and OWNER and their successors and assigns; provided, however, that BUILDER shall not assign this Agreement or any interest hereunder without the prior written consent of OWNER, such consent to be given in OWNER's sole discretion, and any assignment without said prior written consent shall be null and void. OWNER may at any time sell the Vessel and/or assign this Agreement, but shall at all times remain liable under the Agreement. BUILDER and OWNER agree that such a sale and/or assignment shall not be grounds for termination of this Agreement.


                    ARTICLE XV - COMPLIANCE WITH REGULATIONS.

A. The BUILDER shall comply with all laws, rules, regulations and requirements of the departments or agencies of the United States affecting the construction of works, plants and Vessels, in or on navigable waters and the shores thereof, and all other waters subject to the control of the United States. OWNER shall procure at its own expense such permits from the United States and from state and local authorities as may be necessary in connection with beginning or carrying on the completion of the contract work, and shall at all times comply with all United States, State and local laws in any way affecting the contract work.


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
                             ARTICLE XVI - PATENTS.

        OWNER agrees to protect and hold harmless BUILDER against claims of third persons for damages sustained by reason of the infringement of the patent rights with respect to materials, processes, machinery, and equipment selected, supplied or specifically acquired by OWNER or required by any Plans or Specifications furnished by OWNER. BUILDER agrees to protect and hold harmless OWNER against claims of third persons for damages sustained by reason of infringement of patent rights with respect to materials, processes, machinery and equipment supplied or specifically acquired by BUILDER, or required by any Plans or Specifications furnished by BUILDER.


             ARTICLE XVII - USE OF THE DRAWINGS AND SPECIFICATIONS.

The Specifications and Contract Drawings and BUILDER's working drawings of the Vessel are and shall remain property of the OWNER.


                   ARTICLE XVIII - NOTICES AND COMMUNICATIONS.

Communication and notices shall be in writing addressed to the OWNER under this Agreement shall be addressed to the OWNER at the following address:

                             Mr. Cliff Kortman
                             Horseshoe Gaming
                             900 Rockmead, Suite 102
                             Kingwood, TX 77339
                             Fax:   281-358-9379


       With a copy to:       Loren Ostrow, Esq.
                             Horseshoe Entertainment
                             150 S. Los Robles, Suite 880
                             Pasadena, CA  91101
                             Fax:   818-577-4725


Communications and notices shall be in writing addressed to the BUILDER under this Agreement shall be addressed to the BUILDER at the following address:

                             LEEVAC SHIPYARDS, INC.
                             P.O. Box 1190, (Hwy 90 E.)


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
                             Jennings, LA  70548
                             FAX:   318-824-2970

Notices shall be given by letter or by Fax. If by Fax, with a Fax Return Confirmation of receipt of Fax.


                               ARTICLE XIX - TITLE

Title to the Vessel, to the extent completed, and title to all work and material preformed upon or installed in the Vessel or placed on board the Vessel shall vest in the OWNER. The risk of the loss or damage to such material and the Vessel shall remain with the BUILDER and the OWNER shall not be deemed to have waived its right to require the BUILDER to repair and replace, at the BUILDER's expense, defective workmanship or damaged/defective material provided by BUILDER, and to deliver the Vessel with the contract work completed, as herein provided. The BUILDER shall have an equity in and lien on such material and completed contract work in the shipyard and elsewhere to the extent that BUILDER has not been paid for by the OWNER. Title to all scrap and title to any material which is surplus to the requirements of this Agreement (except material furnished by the OWNER of which under any adjustment of Agreement price under the provisions of this Agreement remains the property of the OWNER) shall be vested in the BUILDER. Without regard to the provisions of this Article XIX as to title, the BUILDER shall be subject to the risk of loss of all material and the Vessel until the completed Vessel is delivered to and accepted by the OWNER as provided in this Agreement.

        IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their proper authorized representatives, thereunto duly authorized at ___________________.

WITNESSES:                                           LEEVAC Shipyards, Inc.

_______________________                SIGNATURE:_____________________________

_______________________                NAME:__________________________________

                                       TITLE:_________________________________

                                       DATE:__________________________________


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
WITNESSES:                                     Horseshoe Entertainment
                                               A Louisiana Limited Partnership
                                               By:  Horseshoe G.P. Inc.,
                                                    a Nevada Corporation
                                                    General Partner

_______________________                SIGNATURE:_____________________________

_______________________                NAME:__________________________________

                                       TITLE:_________________________________

                                       DATE:__________________________________


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